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                                                                     EXHIBIT 12

                   STATEMENT REGARDING COMPUTATION OF RATIOS

  The ratios of earnings to fixed charges for First Chicago NBD Corporation have been computed on the basis of the total enterprise (as defined by the Securities and Exchange Commission) by dividing earnings before fixed charges and income taxes by fixed charges. Fixed charges consist principally of interest expense on all long-term and short-term borrowings, excluding or including interest on deposits as indicated.